Exhibit 99.1

News Release
22 West Washington Street	Telephone: +1 312 696-6000
Chicago	Facsimile: +1 312 696-6009
Illinois 60602

FOR IMMEDIATE RELEASE

Morningstar, Inc. Reports First-Quarter 2021 Financial Results

CHICAGO, Apr. 28, 2021 - Morningstar, Inc. (Nasdaq: MORN), a leading provider of independent investment research, today reported first-quarter 2021 financial results.

"Broad-based growth reflects strength across our business,” said Kunal Kapoor, Morningstar’s chief executive officer. “Our license-based offerings keep resonating with both public and private market investors, DBRS Morningstar remains focused on cementing its position as the leading alternative to legacy rating agencies, and our ongoing expansion of environmental, social, and governance (ESG) solutions fulfills rising interest in sustainable investing. Recent ESG-related efforts include delivering the data and research that asset managers need to comply with the EU Sustainable Finance Disclosure Regulation. Moreover, we enhanced the transparency of our own corporate sustainability initiatives by releasing our inaugural Enterprise Sustainability Report, which describes our most material ESG risks and opportunities."

First-Quarter 2021 Financial Highlights

•	Revenue increased 21.2% to $392.8 million; organic revenue increased 13.0%.

•	Operating income increased 51.0% to $67.2 million; adjusted operating income increased 50.3%, excluding intangible amortization expense and all mergers & acquisitions (M&A)-related expenses.

•	Diluted net income per share increased 130.9% to $1.27 versus $0.55 in the prior period. Adjusted diluted net income per share increased 106.0% to $1.73, excluding intangible amortization expense and all M&A-related expenses.

•	Cash provided by operating activities increased 31.8% to $64.2 million. Free cash flow increased 23.5% to $41.5 million.

Overview of First-Quarter 2021 Financial Results

Revenue for the first quarter of 2021 increased 21.2% to $392.8 million. Organic revenue, which excludes all M&A and foreign currency effects, grew 13.0% compared with the prior-year period.

License-based revenue grew 23.2% year over year, or 12.1% on an organic basis, which excludes revenue from Sustainalytics and other M&A activity. PitchBook, Morningstar Data, and Morningstar Direct were the primary contributors to license-based organic revenue growth in the quarter. Asset-based revenue increased 7.3% year over year, or 5.8% organically, with Workplace Solutions and Morningstar Indexes revenue growth more than offsetting the impact of previously-disclosed client losses in Investment Management. Transaction-based revenue increased 28.5% year over year, or 24.8% on an organic basis. DBRS Morningstar and higher year-over-year ad spending on morningstar.com were the primary contributors of growth.

Operating expense increased 16.5% to $325.6 million in the first quarter of 2021, which includes the expense contribution of Sustainalytics. Excluding Sustainalytics and other M&A, operating expense grew 7.4% as higher compensation and benefits, commissions, mutual fund operating costs (offset in revenue), and facilities expenses were partially mitigated by lower travel and professional fees. The decline in certain expenses versus the prior-year period, including $4.4 million of travel and conference costs, was primarily due to reduced travel and pandemic-related gathering restrictions. These favorable comparisons are likely to moderate through 2021. Additionally, accelerated product development efforts related to key product areas increased capitalized software development by $4.3 million, which had a favorable impact on operating expense in the quarter.

First-quarter operating income was $67.2 million, an increase of 51.0% compared with the prior-year period. Adjusted operating income, which excludes intangible amortization expense and all M&A-related expenses, was $92.3 million in the quarter, an increase of 50.3%, compared with the prior-year period. First-quarter operating margin was 17.1%, compared with 13.7% in the prior-year period. Adjusted operating margin was 23.6% in the first quarter of 2021, versus 18.9% in the prior-year period.

Net income in the first quarter of 2021 was $54.9 million, or $1.27 per diluted share, compared with $23.9 million, or $0.55 per diluted share, in the first quarter of 2020. Adjusted diluted net income per share increased 106.0% to $1.73 in the first quarter of 2021, compared with $0.84 in the prior-year period, excluding intangible amortization expense and all M&A-related expenses.

The effective tax rate for the first quarter of 2021 was 20.4% versus 26.2% in the prior-year period. The decrease is partially attributable to a reduction in our reserves for unrecognized tax benefits in the first quarter of 2021. Also, the effective tax rate in the first quarter of 2020 was higher due to a non-deductible foreign exchange loss.

Product Area Highlights

The Company continues to execute its strategy and invest for long-term growth (performance of the largest product areas and key metrics are reported in the Supplemental Data table). On a consolidated basis, PitchBook, DBRS Morningstar, Morningstar Data, Workplace Solutions, and Morningstar Direct were the primary contributors of organic revenue growth in the first quarter of 2021. Highlights of these and other products include:

•	PitchBook grew revenue by 36.0% and licenses by 38.5%, highlighting ongoing expansion of existing client relationships along with growth in new users. In the first quarter, PitchBook increased its coverage of European companies, including accelerating valuation coverage by nearly 200% versus the prior year. This improves its capability in an important geography for private market investing.

•	Morningstar Data grew revenue year over year by 14.4%, or 10.2% on an organic basis, driven primarily by sales of Fund Datafeeds and Morningstar Essentials, a bundled offering of Morningstar's proprietary offerings like the Morningstar Rating™ and the Morningstar Style Box™, in the U.S. and Europe.

•	Morningstar Direct year-over-year revenue growth of 9.9%, or 6.9% on an organic basis, was driven primarily by increased sales of Morningstar Direct in the U.S. and Europe, and supported by the addition of new ESG data points in Direct.

•	Advisor Workstation grew revenue 4.6%, or 3.9% on an organic basis. A resurgence in client demand due to Regulation Best Interest and ongoing development of Morningstar's new financial planning solutions continues to build momentum.

•	Sustainalytics continued to capitalize on robust demand for ESG research, data and analytics, with particular strength in green bond validations in the first quarter of 2021. In support of clients preparing to comply with the new EU Sustainable Finance Disclosure Regulation (SFDR), Sustainalytics released a data package mapping its research to the 60 indicators defined by the regulation, while Morningstar's broad suite of ESG solutions, including Morningstar ESG Indexes and research on sustainability and corporate governance risks, addressed other key aspects of the SFDR.

•	Investment Management revenue declined 3.6%, or 6.1% on an organic basis due primarily to previously reported client losses.

•	Workplace Solutions grew revenue by 18.9%, driven primarily by market gains and growth in Managed Accounts as assets under management and advisement continued to climb in Morningstar Retirement Manager.

•	Morningstar Indexes revenue increased by 21.1%, or 20.0% on an organic basis, resulting from continued momentum across products and regions. Strong net inflows spanned both beta and strategic-beta products, while clients seeking alternatives in the face of fee pressure continue to support demand for licensed index data.

•	DBRS Morningstar year-over-year revenue growth of 27.0%, or 23.5% on an organic basis, stemmed primarily from a recovery in the structured credit markets, which tightened in the first quarter of 2020 due to pandemic-related concerns. Stronger issuance activity in both commercial mortgage-backed and asset-backed securities were the primary drivers of performance within structured finance asset classes. Continued momentum in issuance of Canadian corporates and global financial institutions also contributed to revenue growth in the quarter.

Balance Sheet and Capital Allocation

As of March 31, 2021, the Company had cash, cash equivalents, and investments totaling $433.7 million and $404.2 million of long-term debt, compared with cash, cash equivalents, and investments of $464.2 million and $449.1 million of long-term debt as of Dec. 31, 2020.

Cash provided by operating activities was $64.2 million for the first quarter of 2021, compared with $48.7 million in the prior-year period driven by higher cash earnings and strong working capital management. Free cash flow was $41.5 million in the first quarter of 2021 compared with $33.6 million in the prior-year period. In the first quarter of 2021, the Company paid $13.5 million in dividends, and repaid $45.0 million of total debt.

Comparability of Year-Over-Year Results

In addition to the contributions from Sustainalytics, and the intangible amortization expense and the M&A-related expenses discussed above, certain other items affected the comparability of first-quarter 2021 results versus the same period in 2020.

•	First-quarter 2021 organic revenue excludes revenue from Sustainalytics and other acquisitions.

•	Foreign currency translation increased revenue by $8.3 million, or 2.6%, and operating expense by $7.5 million, or 2.7%, in the first quarter of 2021. This resulted in an increase of $0.8 million in first-quarter operating income.

Use of Non-GAAP Financial Measures

The tables at the end of this press release include a reconciliation of the non-GAAP financial measures used by the Company to comparable GAAP measures and an explanation of why the Company uses them.

2021 Shareholders’ Meeting

Shareholders, prospective shareholders, analysts, and other interested parties are cordially invited to attend our 2021 Annual Shareholders' Meeting, which will be held at 9 a.m. Central time on Friday, May 14, 2021. In order to facilitate participation from our shareholders around the world, our annual meeting will be held via a live webcast. The meeting will cover the official business described in our proxy statement and include presentations from our management team, along with a question-and- answer period. To register for the meeting, please visit: https://cvent.me/NxnKkW

Investor Communication

Morningstar encourages all interested parties — including securities analysts, current shareholders, potential shareholders, and others — to submit questions in writing. Investors and others may send questions about Morningstar’s business to investors@morningstar.com. Morningstar will make written responses to selected inquiries available to all investors at the same time in Form 8-Ks furnished to the Securities and Exchange Commission, generally every month.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The Company offers an extensive line of products and services for individual investors, financial advisors, asset managers and owners, retirement plan providers and sponsors, and institutional investors in the debt and private capital markets. Morningstar provides data and research insights on a wide range of investment offerings, including managed investment products, publicly listed companies, private capital markets, debt securities, and real-time global market data. Morningstar also offers investment management services through its investment advisory subsidiaries, with approximately $244 billion in assets under advisement and management as of March 31, 2021. The Company has operations in 29 countries. For more information, visit www.morningstar.com/company. Follow Morningstar on Twitter @MorningstarInc.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward- looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, failing to maintain and protect our brand, independence, and reputation; liability for any losses that result from an actual or claimed breach of our fiduciary duties or failure to comply with applicable securities laws; liability related to cybersecurity and the protection of confidential information, including personal information about individuals; compliance failures, regulatory action, or changes in laws applicable to our credit ratings operations, investment advisory, ESG, and index businesses; prolonged volatility or downturns affecting the financial sector, global financial markets, and global economy and its effect on our revenue from asset- based fees and credit ratings business; the impact of the current COVID-19 pandemic on our business, financial condition, and results of operations; inadequacy of our operational risk management and business continuity programs in the event of a material disruptive event; failing to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy; failing to differentiate our products and services and continuously create innovative, proprietary and insightful financial technology solutions; liability relating to the information and data we collect, store, use, create, and distribute or the reports that we publish or are produced by our software products; trends in the financial services industry, including fee compression within the asset and wealth management sectors and increased industry consolidation; an outage of our database, technology-based products and services, or network facilities or the movement of parts of our technology and data infrastructure to the public cloud and other outsourced providers; the failure of acquisitions and other investments to be efficiently integrated and produce the results we anticipate; the failure to recruit, develop, and retain qualified employees; challenges faced by our non-U.S. operations, including the concentration of data and development work at our offshore facilities in China and India; our indebtedness could adversely affect our cash flows and financial flexibility; and the failure to protect our intellectual property rights or claims of intellectual property infringement against us. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K. If any of these risks and uncertainties materialize, our actual future results and other future events may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

# # #

Investor Relations Contact:

Barbara Noverini, CFA +1 312-696-6164, barbara.noverini@morningstar.com

Media Relations Contact:

Stephanie Lerdall, +1 312-244-7805, stephanie.lerdall@morningstar.com

©2021 Morningstar, Inc. All Rights Reserved.

MORN-E

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

	Three months ended March 31
(in millions, except per share amounts)	2021	2020	change
Revenue	$392.8	$324.0	21.2%
Operating expense:
Cost of revenue	157.3	137.0	14.8%
Sales and marketing	61.9	50.9	21.6%
General and administrative	69.8	57.4	21.6%
Depreciation and amortization	36.6	34.2	7.0%
Total operating expense	325.6	279.5	16.5%
Operating income	67.2	44.5	51.0%
Operating margin	17.1%	13.7%	3.4 pp
Non-operating income (loss), net:
Interest expense, net	(2.8)	(3.2)	(12.5)%
Other income (expense), net	2.9	(8.1)	NMF
Non-operating income (loss), net	0.1	(11.3)	NMF
Income before income taxes and equity in net income (loss) of unconsolidated entities	67.3	33.2	102.7%
Equity in net income (loss) of unconsolidated entities	1.7	(0.8)	NMF
Income tax expense	14.1	8.5	65.9%
Consolidated net income	$54.9	$23.9	129.7%
Net income per share:
Basic	$1.28	$0.56	128.6%
Diluted	$1.27	$0.55	130.9%
Weighted average shares outstanding:
Basic	42.9	42.9	—%
Diluted	43.3	43.3	—%

NMF - Not meaningful, pp - percentage points

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended March 31
(in millions)	2021	2020
Operating activities
Consolidated net income	$54.9	$23.9
Adjustments to reconcile consolidated net income to net cash flows from operating activities	44.6	53.7
Changes in operating assets and liabilities, net	(35.3)	(28.9)
Cash provided by operating activities	64.2	48.7
Investing activities
Capital expenditures	(22.7)	(15.1)
Acquisitions, net of cash acquired	—	(4.5)
Purchases of equity method investments	(5.2)	(0.5)
Other, net	(5.5)	0.6
Cash used for investing activities	(33.4)	(19.5)
Financing activities
Common shares repurchased	—	(20.0)
Dividends paid	(13.5)	(12.9)
Repayments of long-term debt	(45.0)	(37.8)
Proceeds from long-term debt	—	55.0
Other, net	(7.5)	(11.2)
Cash used for financing activities	(66.0)	(26.9)
Effect of exchange rate changes on cash and cash equivalents	(3.7)	(13.9)
Net decrease in cash and cash equivalents	(38.9)	(11.6)
Cash and cash equivalents-beginning of period	422.5	334.1
Cash and cash equivalents-end of period	$383.6	$322.5

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	As of March 31	As of December 31
(in millions)	2021	2020
Assets
Current assets:
Cash and cash equivalents	$383.6	$422.5
Investments	50.1	41.7
Accounts receivable, net	229.1	205.1
Income tax receivable, net	—	2.2
Other current assets	68.0	58.5
Total current assets	730.8	730.0
Property, equipment, and capitalized software, net	156.7	155.1
Operating lease assets	138.9	147.7
Investments in unconsolidated entities	38.5	32.6
Goodwill	1,201.9	1,205.0
Intangible assets, net	364.8	380.1
Deferred tax asset, net	12.4	12.6
Other assets	31.3	32.9
Total assets	$2,675.3	$2,696.0
Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$57.6	$64.5
Accrued compensation	105.9	169.2
Deferred revenue	363.1	306.8
Operating lease liabilities	37.7	39.9
Contingent consideration liability	33.5	35.0
Other current liabilities	12.8	11.1
Total current liabilities	610.6	626.5
Operating lease liabilities	128.5	137.7
Accrued compensation	34.4	35.1
Deferred tax liability, net	106.9	108.9
Long-term debt	404.2	449.1
Other long-term liabilities	69.3	67.3
Total liabilities	1,353.9	1,424.6
Total equity	1,321.4	1,271.4
Total liabilities and equity	$2,675.3	$2,696.0

Morningstar, Inc. and Subsidiaries
Supplemental Data (Unaudited)

	Three months ended March 31
(in millions)	2021	2020	Change	Organic (1)
Revenue by type
License-based (2)	$266.1	$216.0	23.2%	12.1%
Asset-based (3)	61.4	57.2	7.3%	5.8%
Transaction-based (4)	65.3	50.8	28.5%	24.8%

Key product area revenue
PitchBook	$61.6	$45.3	36.0%	36.0%
DBRS Morningstar (5)	59.3	46.7	27.0%	23.5%
Morningstar Data	58.8	51.4	14.4%	10.2%
Morningstar Direct	42.1	38.3	9.9%	6.9%
Investment Management (6)	29.4	30.5	(3.6)%	(6.1)%
Workplace Solutions	25.2	21.2	18.9%	18.9%
Morningstar Advisor Workstation	22.8	21.8	4.6%	3.9%

	As of March 31
	2021	2020		Change
Select business metrics
Morningstar Direct licenses	16,651	15,998		4.1%
PitchBook Platform licenses	57,196	41,308		38.5%
Advisor Workstation clients (U.S. and Canada)	236	249	(7)	(5.2)%
Morningstar.com Premium Membership subscriptions (U.S.)	116,593	111,354		4.7%

	As of March 31
Assets under management and advisement (approximate) ($bil)	2021	2020		Change
Workplace Solutions
Managed Accounts	$100.7	$65.3		54.2%
Fiduciary Services	55.9	41.5		34.7%
Custom Models/CIT	39.2	28.5	(8)	37.5%
Workplace Solutions (total)	$195.8	$135.3		44.7%
Investment Management
Morningstar Managed Portfolios	$29.0	$23.1		25.5%
Institutional Asset Management	12.1	14.0		(13.6	)%(9)
Asset Allocation Services	6.7	6.4		4.7%
Investment Management (total)	$47.8	$43.5		9.9%

Asset value linked to Morningstar Indexes ($bil)	$97.1	$47.2		105.7%

	Three months ended March 31
	2021	2020		Change
Average assets under management and advisement ($bil)	$235.2	$205.5	(8)	14.5%

(1)	Organic revenue excludes acquisitions, divestitures, the adoption of new accounting standards, and the effect of foreign currency translations.

(2)	License-based revenue includes PitchBook, Morningstar Data, Morningstar Direct, Morningstar Advisor Workstation, Sustainalytics, and other similar products.

(3)	Asset-based revenue includes Investment Management, Workplace Solutions, and Morningstar Indexes.

(4)	Transaction-based revenue includes DBRS Morningstar, Internet advertising, and Morningstar-sponsored conferences.

(5)	For the three months ended March 31, 2021, DBRS Morningstar recurring revenue derived primarily from surveillance, research, and other transaction-related services was 36.9%. For the three months ended March 31, 2020, recurring revenue was 41.9%.

(6)	Investment Management revenue includes the contribution of the Morningstar Funds Trust, which records revenue as well as sub-advisory fees on a gross basis. This contribution represented $5.5 million of revenue in the quarter ended March 31, 2021 versus $4.0 million in the prior-year period.

(7)	Revised to reflect updated enterprise client reporting for Advisor Workstation to include clients in Canada.

(8)	Revised to include CIT assets in the reporting for this category.

(9)	The decline in Institutional Asset Management assets is attributed to the non-renewal of a client contract in the third quarter of 2020.

Morningstar, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures (Unaudited)

To supplement Morningstar’s condensed consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the Securities and Exchange Commission, including:

•	consolidated revenue, excluding acquisitions, divestitures, adoption of new accounting standards, and the effect of foreign currency translations (organic revenue),

•	consolidated operating income, excluding intangible amortization expense and all mergers and acquisitions (M&A)-related expenses (including M&A-related earn- outs) (adjusted operating income),

•	consolidated operating margin, excluding intangible amortization expense and all M&A-related expenses (including M&A-related earn-outs) (adjusted operating margin),

•	consolidated diluted net income per share, excluding intangible amortization expense, all M&A-related expenses (including M&A-related earn-outs), and non- operating gains/losses (adjusted diluted net income per share), and

•	cash provided by or used for operating activities less capital expenditures (free cash flow).

These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Morningstar presents organic revenue because the Company believes this non-GAAP measure helps investors better compare period-over-period results. We exclude revenue from acquired businesses from our organic revenue growth calculation for a period of 12 months after we complete the acquisition. For divestitures, we exclude revenue in the prior period for which there is no comparable revenue in the current period. In the third quarter of 2020, Morningstar completed its acquisition of Sustainalytics. The total revenue contribution is excluded from organic revenue growth for Sustainalytics for the first three months of 2021.

In addition, Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after making capital expenditures. Morningstar's management team uses free cash flow to evaluate its business. Free cash flow should not be considered an alternative to any measure required to be reported under GAAP (such as cash provided by (used for) operating, investing, and financing activities).

	Three months ended March 31
(in millions)	2021	2020	change
Reconciliation from consolidated revenue to organic revenue:
Consolidated revenue	$392.8	$324.0	21.2%
Less: acquisitions	(18.3)	—	NMF
Effect of foreign currency translations	(8.3)	—	NMF
Organic revenue	$366.2	$324.0	13.0	%(1)
Reconciliation from consolidated operating income to adjusted operating income:
Consolidated operating income	$67.2	$44.5	51.0%
Add: intangible amortization expense	15.6	14.0	11.4%
Add: M&A-related expenses	3.8	2.9	31.0%
Add: M&A-related earn-outs (2)	5.7	—	NMF
Adjusted operating income	$92.3	$61.4	50.3%
Reconciliation from consolidated operating margin to adjusted operating margin:
Consolidated operating margin	17.1%	13.7%	3.4 pp
Add: intangible amortization expense	4.0%	4.3%	(0.3) pp
Add: M&A-related expenses	1.0%	0.9%	0.1 pp
Add: M&A-related earn-out (2)	1.5%	—%	1.5 pp
Adjusted operating margin	23.6%	18.9%	4.7 pp
Reconciliation from consolidated diluted net income per share to adjusted diluted net income per share:
Consolidated diluted net income per share	$1.27	$0.55	130.9%
Add: intangible amortization expense	0.27	0.24	12.5%
Add: M&A-related expenses	0.06	0.05	20.0%
Add: M&A-related earn-outs (2)	0.13	—	NMF
Adjusted diluted net income per share	$1.73	$0.84	106.0%

	Three months ended March 31
(in millions)	2021	2020	change
Reconciliation from cash provided by operating activities to free cash flow:
Cash provided by operating activities	$64.2	$48.7	31.8%
Capital expenditures	(22.7)	(15.1)	50.3%
Free cash flow	$41.5	$33.6	23.5%

NMF - Not meaningful, pp - percentage points

(1)	Organic revenue for the three months ended March 31, 2021 excludes Sustainalytics and other M&A.

(2)	M&A-related earn-outs included in current period operating expense.